Exhibit 10(a)(a)(ii) Page 1 of 2 Initials S.M PERSONAL & CONFIDENTIAL December 22, 2022 Samir Mehta 8509 English Turn Lane Waxhaw, NC 28173 Re: Amendment to Offer of Employment Dear Sam, This amendment updates your offer of employment dated and executed on November 4, 2022. The following language replaces paragraph 6 of that offer letter. 6) Because your current employer has agreed to fully vest your 2020 annual LTIP award, no offset will be provided from L3Harris. Should your 2021 annual LTIP award from your current employer be cancelled, forfeited or terminated, you will be granted the following one-time awards to offset such foregone equity compensation at your current employer: • $900,000 (approximate grant date value) grant of RSUs with three-year ratable vesting in equal annual installments on the first three anniversaries of the grant date; and • $750,000 (approximate grant date value) grants of Stock Options with three-year cliff vesting on the third anniversary of the grant date These awards are subject to the applicable terms and conditions in effect at the time of the grant, and the award will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading day occurs within a Quiet Period as defined by L3Harris’ equity grant policy, the grant date will be the first day following the end of the Quiet Period). Based on your start date of January 3, 2023 your sign-on equity grants will be issued on February 1, 2023.

Page 2 of 2 Initials S.M Please indicate your acceptance of and agreement to the above by signing and dating below and returning it to me. Sincerely, /s/James P. Girard James P. Girard Vice President & Chief Human Resources Officer 321-727-5387 Jim.Girard@l3harris.com ACKNOWLEDGEMENT & ACCEPTANCE Signed: /s/ Samir Mehta Dated: 31 December 2022 Name: Samir Mehta